EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT


Monarch has the following consolidated subsidiaries, each of which is wholly-owned. The German subsidiaries are in liquidation.


            Name                                    Jurisdiction
            ----                                    ------------

Monarch Werkzeugmaschinen GmbH                      Germany

Stamco Depiereux GmbH                               Germany

Monarch Busch GmbH                                  Germany

Stamco (U.K.), Ltd.                                 United Kingdom

Monarch Machine Tool International, Inc. (FSC)      Barbados, West Indies

GFG Corporation                                     Wisconsin

GFG International Corporation (FSC)                 Virgin Islands

GFG Peabody Ltd.                                    United Kingdom


                                       48